Exhibit 19.2

Updated Date: February 10, 2025

Windows Group Addendum
To the S&P Global Securities Disclosure and Trading Policy

The information contained in this addendum is specific to trading in S&P Global Inc. securities (NYSE: SPGI) and applies to all Employees, interns and other temporary workers of S&P Global Inc. and its subsidiaries and affiliates (collectively, the “Company”) and all Workers Engaged Through Vendors, in each case, who are designated as Windows Group colleagues. If a Windows Group colleague is subject to a Division-specific Addendum to the Securities Disclosure and Trading Policy, then their securities trading must comply with this Windows Group Addendum as well as the Division-specific Addendum. Because the purpose of each of the Addenda is different, compliance with one policy does not necessarily mean compliance with another policy.

Unless otherwise defined in this Windows Group Addendum, defined terms shall have the meaning set forth in the Securities Disclosure and Trading Policy.

Who Is Covered by This Policy?

This policy applies to all Employees, interns and other temporary workers, and Workers Engaged Through Vendors who are designated as “Windows Group” colleagues, together with their Related Persons. While Employees, interns and other temporary workers, and Workers Engaged Through Vendors who are not part of the Windows Group are not covered by this policy, such individuals are covered by the Company’s Code of Business Ethics, which prohibits, among other things, trading in securities on the basis of Material Nonpublic Information. Regardless of Windows Group designation, all Employees, interns and other temporary workers, and Workers Engaged Through Vendors are subject to a variety of U.S. and non‐U.S. laws, regulations and policies covering purchases, sales and other transactions (such as puts, calls, collars, swaps and other derivative transactions) (collectively, “trading”) involving common stock, preferred stock, debt, warrants, options and other securities (collectively, “securities”) of the Company and other companies with which we do business or engage in transactions.

Part I of this policy sets forth requirements for securities trading by all Employees, interns and other temporary workers, and Workers Engaged Through Vendors who are designated as “Windows Group” colleagues, together with their Related Persons. An Employee, intern or other temporary worker, or Worker Engaged Through Vendor will be designated as a Windows Group colleague if they have access or potential access to Material Nonpublic Information relating to the Company’s or a particular Division’s quarterly or annual financial results in fact or appearance, by virtue of their role and responsibilities. Securities are covered by Part I of this policy if they are (or are expected to become) beneficially owned by a Windows Group colleague or a Related Person. In general, “beneficial ownership” means holding, or sharing, either voting power or investment power over the securities. Securities that a Windows Group colleague owns directly are beneficially owned by such person. In addition, if a Windows Group colleague has the power to trade or vote securities, directly or indirectly, then such person beneficially owns those securities for purposes of this policy, even if he or she does not own them directly.

“Related Persons” include (i) an Immediate Family Member of a Windows Group colleague; (ii) any trust or estate in which a Windows Group colleague, or a Related Person, is a settlor, beneficiary,

trustee, executor or the like; (iii) any partnership in which a Windows Group colleague, or a Related Person, is a general partner; (iv) any corporation in which a Windows Group colleague, or one or more Related Persons, either singly or together, own a controlling interest; and (v) any trust, corporation, charitable organization, or other entity or group where a Windows Group colleague, or a Related Person, has or shares with others the power to decide whether to buy or sell securities.

Part II of this policy sets forth additional requirements for securities trading by those Windows Group colleagues that are also executive officers subject to reporting under Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Section 16 applies to the Company’s directors and “executive officers” (the term “executive officer” is defined in rules issued by the Securities and Exchange Commission (“SEC”), and it refers to certain senior officers of the Company). The Company’s directors are subject to a separate securities trading policy and are not subject to this policy. The group of Section 16 executive officers subject to Part II of this policy is referred to as the “Section 16 Executive Group.” Securities are covered by Part II of this policy if they are Company securities beneficially owned by a Section 16 Executive Group person, in which the person has a “pecuniary interest,” as described in Part II.D.

What Is the Purpose of This Policy?

This policy is designed to protect Windows Group colleagues, and the Company, from a charge of “insider trading” under the U.S. federal securities laws. In addition, this policy is designed to ensure compliance with Section 16 and other specific legal requirements by Section 16 Executive Group persons, for the benefit of the Section 16 Executive Group as well as the Company.

Where May I Obtain Further Information?

The discussion in this Windows Group Addendum is intended only to summarize considerations Windows Group colleagues should be aware of when contemplating securities trading. It is, of course, impossible in the context of this memorandum to fully explain all aspects of U.S. and non‐U.S. securities laws that may apply to a particular securities trade. Any questions concerning securities trading or a Windows Group colleague’s responsibilities under this policy should be directed to the Legal Department.

Part I – Windows Group (including Section 16 Executive Group)

A.Insider Trading

Trading in securities on the basis of Material Nonpublic Information about S&P Global Inc., or any other company or its securities, may violate Rule 10b‐5 under the Exchange Act as well as other federal, state and non‐U.S. laws. Such action also violates the Company’s Code of Business Ethics. Further, it may be a violation if an individual communicates or “tips” Material Nonpublic Information to another person who trades in securities on the basis of such information. The potential liabilities for such violations are substantial, and include civil and criminal sanctions.

Accordingly, Windows Group colleagues are prohibited from trading in securities on the basis of Material Nonpublic Information, and are likewise prohibited from “tipping” any such information to another person.

1.What Securities Are Covered by This Prohibition?

The securities covered by this prohibition include securities of the Company and securities of any other company with which we do business or engage in transactions.

2.What Is Material Nonpublic Information?

“Material Nonpublic Information” means all non‐public information that a reasonable investor would likely consider important in making an investment decision or non‐public information that is reasonably likely to affect the market price of a security when it is publicly disclosed. Information is non‐public if it has not been disseminated to the public in a manner reasonably designed to provide broad distribution, such as a required or voluntary filing with a government agency or regulatory body, a publication of general circulation, or a press release issued by an issuer or client. Material Nonpublic Information can be positive or negative and may involve events with contingencies.

Information about the Company or another company with which S&P Global does business or engages in transactions that you become aware of in the course of your employment should be considered non‐public, until it has been publicly disclosed and absorbed by the marketplace. Important events involving Material Nonpublic Information may include knowledge about quarterly or annual financial earnings results; pending negotiations relating to significant acquisitions or divestitures; expected increases or decreases in cash dividends; a decision by a company to purchase a large block of shares in the open market; and major business developments expected to significantly affect operations and results in an important segment of a company’s business. Of course, these examples are illustrative only; by the very nature of the subject, it is not possible to provide an exhaustive list of events which might affect the judgment of investors as to the merits of trading in securities, or might affect current market prices for securities.

B.Procedures for Trading in Company Securities

Within ten (10) calendar days of receiving notification from Securities Disclosure Compliance, Windows Group colleagues must begin the initial Certification process and report in the Global Employee Compliance Services (“GECS”) system all Investment Accounts for which they or their Related Persons control or have a Beneficial Interest in Company securities, as well as all Holdings of Company securities in such Investment Accounts. Each Windows Group colleague must complete the initial Certifications in GECS, including certifying that he or she has received, read, and understands the Securities Disclosure and Trading Policy and this Windows Group Addendum and that he or she will comply with all the requirements thereof.

This Windows Group Addendum requires the initial and ongoing reporting of all Investment Accounts in which a Windows Group colleague or their Related Persons control or have a Beneficial Interest in Company securities, as well as all Holdings of Company securities in such Investment Accounts.

Windows Group colleagues, including the Section 16 Executive Group, are required to Pre‐Clear all Transactions in Company securities through GECS before they or their Related Persons initiate any trading in such securities. This is important to avoid unintentionally engaging in transactions in Company securities when a Windows Group colleague may be deemed to have Material Nonpublic Information.

The Pre‐Clearance requirement also applies to any gifts or bequests of Company securities, as well as to stock option exercises and any transactions involving Company securities in: (i) the 401(K)

Savings and Profit Sharing Plan (“SPSP”) and (ii) the Employee Stock Purchase Plan. Please note, however, that Pre‐Clearance is not required for ongoing periodic payroll deductions for purchases of Company securities under the SPSP or the Employee Stock Purchase Plan in accordance with standing instructions issued by a Windows Group colleague, as long as he or she received Pre‐Clearance for issuing such instructions during an open window. Further, please note that Pre‐Clearance is also not required for transactions effected by Section 16 Executive Group persons pursuant to a Pre‐Cleared and approved 10b5‐1 Trading Plan as set forth in Part II.B. below.

Pre‐Clearance for a Transaction is valid from the receipt of approval for the remainder of that same trading day plus three additional trading days, unless you are notified otherwise (which notification may occur after Pre‐Clearance is granted, in which case no further trading is permitted under such grant). Approved trades not executed within this timeframe require a new Pre‐Clearance request and approval. For the avoidance of the doubt, any and all approved (pre-cleared) trades submitted but not yet executed when an applicable Closed Window commences will be automatically canceled.

Because Pre‐Clearance, or a denial of Pre‐Clearance, may in itself convey Material Nonpublic Information, you may not relay this information to anyone other than your immediate supervisor.

Because the Securities Disclosure Compliance department is not necessarily aware of all Material Nonpublic Information about the Company or its securities that individual Windows Group colleagues may have, any Pre‐Clearance to trade should not be understood as a determination by the Company that you are not in possession of Material Nonpublic Information. You are encouraged to consult with the Legal Department if you have any questions in this regard.

C.Closed Windows

In connection with the Company’s release of quarterly and year‐end earnings, the Company has for a number of years had in place a “no trading” policy which prohibits Windows Group colleagues and their Related Persons from trading in Company securities during the four market sensitive time periods listed below, referred to as “Closed Windows.”

The purpose of these trading restrictions is to eliminate even the appearance of impropriety in connection with Windows Group colleagues (and their Related Persons) trading of Company securities during periods in which Material Nonpublic Information may be available to Windows Group colleagues.

Accordingly, no trading of Company securities will be permitted by Windows Group colleagues or their Related Persons during the following Closed Windows (subject to the narrow 10b5‐1 Trading Plan exception applicable to Section 16 Executive Group persons set forth in Part II.B.):

•March 16 until 24 hours after the release of the Company’s first quarter earnings;
•June 15 until 24 hours after the release of the Company’s second quarter earnings;
•September 15 until 24 hours after the release of the Company’s third quarter earnings; and
•December 16 until 24 hours after the release of the Company’s year‐end earnings.

From time to time, the Legal Department may extend a Closed Window or may institute a Closed Window during a time period other than those described above, during which no trading of Company securities will be permitted by Windows Group colleagues or their Related Persons (subject to the narrow 10b5‐1 Trading Plan exception applicable to Section 16 Executive Group persons set forth in

Part II.B.). Because the extension or institution of a Closed Window is often done for cautionary purposes, no inference should be drawn that the Company is then in possession of Material Nonpublic Information. However, the announcement of an extension or institution of a Closed Window should be treated confidentially, and you may not relay this information to anyone other than your immediate supervisor.

Should a Windows Group person leave the Company for any reason during a Closed Window, these trading restrictions will apply through the scheduled end date of that Closed Window, unless the Legal Department notifies such person otherwise. Note, however, that whether or not a former Windows Group person continues to be subject to this policy, federal securities laws continue to prohibit such person from trading on the basis of Material Nonpublic Information. If a former Windows Group person believes that he or she may be in possession of Material Nonpublic Information about the Company or its securities, he or she should contact the Legal Department before trading in Company securities.

Exceptions to this policy may be granted only in exceptional circumstances by the Chief Legal Officer of the Company.

D.Certain Other Restrictions Applicable to Company Securities

1.No Speculative Trading in Company Securities; No Hedging of Company Securities

Speculative trading in Company securities is prohibited, including short sales and derivative transactions such as puts, calls, swaps and collar arrangements. The prohibition on short sales means that a Windows Group colleague and their Related Persons may not sell Company securities if (i) he or she does not then own the securities; or (ii) he or she fails without good reason to deliver the certificates for the securities within 20 days after the sale or to mail them for clearing within five days after the sale. The prohibition on speculative trading also means that hedging transactions involving Company securities are prohibited. “Hedging” refers to any strategy to offset or reduce the risk of price fluctuations in Company securities or to protect, in whole or in part, against declines in the value of Company securities.

2.No Margin Accounts for Company Securities

Because securities held in a margin account may be sold at a time when a Windows Group colleague is in possession of Material Nonpublic Information about the Company, no Company securities may be held in a margin account or any other account that could cause Company securities to be subject to a margin call, or otherwise be available as collateral for a margin loan.

3.No Pledging of Company Securities

No Company securities may be pledged or otherwise used as security for a loan.

4.No Third-Party Discretionary Accounts for Company Securities

Because trading in Company securities held by a Third-Party Discretionary Account could take place without Pre‐Clearance and/or during a Closed Window, Windows Group colleagues and their Related Persons may not hold Company securities in a Third-Party Discretionary Account. This prohibition does not apply to securities of other companies that may be eligible to be held in a Third-

Party Discretionary Account pursuant to the terms and conditions set forth in the Securities Disclosure and Trading Policy.

5.No Blind Trusts for Company Securities

Because trading in Company securities held by a Blind Trust could take place without Pre‐Clearance and/or during a Closed Window, Windows Group colleagues and their Related Persons may not hold Company securities in a Blind Trust. This prohibition does not apply to securities of other companies eligible to be held in a blind trust for compliance with a Division-specific Addendum to the Securities Disclosure and Trading Policy.

Part II – Section 16 Executive Group

Section 16 of the Exchange Act contains reporting and liability provisions applicable to executive officers of the Company who constitute the Section 16 Executive Group (as well as the Company’s directors). Liability under Section 16 is based upon transactions in Company securities and is a direct personal liability of the individual. In addition, late filings and violations of the reporting provisions by a covered individual must be reported in the Company’s annual proxy statement. As a result, it is extremely important that Section 16 Executive Group persons be aware of the reporting obligations and trading restrictions imposed by Section 16 of the Exchange Act.

In addition, because Section 16 Executive Group persons are presumptively “affiliates” of the Company, sales of Company securities by Section 16 Executive Group persons should be carried out in accordance with the requirements of Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”).

A.Additional Procedures for Trading in Company Securities

In addition to Pre‐Clearing all transactions in Company securities through the GECS site as referenced in Part I.B. above, Section 16 Executive Group colleagues are also required to obtain Pre‐Clearance from the Company’s Corporate Secretary before they or their Related Persons initiate any trading in Company securities.

B.Transactions Pursuant to a Pre‐Arranged Trading Plan Under SEC Rule 10b5‐1

Under SEC Rule 10b5‐1, individuals may establish an affirmative defense to an insider‐ trading charge when their trades are made pursuant to a pre‐existing written trading plan that satisfies the requirements of SEC Rule 10b5‐1 (a “10b5‐1 Trading Plan”). A valid 10b5‐1 Trading Plan permits insiders to purchase or sell Company securities without regard to certain insider trading restrictions. The Company allows Section 16 Executive Group persons and, if approved by the Corporate Secretary on a case-by-case basis, other employees to establish written 10b5‐1 Trading Plans, subject to the requirements of SEC Rule 10b5‐1, this policy and all applicable Company policies, as well as applicable Stock Ownership Guidelines.

10b5‐1 Trading Plans allow Section 16 Executive Group persons to plan, during an open window and at a time when not in possession of Material Nonpublic Information, future trades (sales or purchases) to be made pursuant to a written trading plan and have those trades executed by a broker at a later point in time. Provided that no subsequent influence is exercised over how, when, or whether to effect trades under the 10b5‐1 Trading Plan after it takes effect, transactions made pursuant to the pre‐

existing plan may occur during Closed Windows and/or at times when in possession of Material Nonpublic Information about the Company.

If you decide to enter into a 10b5‐1 Trading Plan, in addition to the requirements of SEC Rule 10b5‐1 and all applicable Company policies, the following restrictions and limitations apply:

1.Establishment & Term

•You may only enter into a 10b5‐1 Trading Plan in good faith during an open window and when you are not in possession of Material Nonpublic Information.
•Your 10b5‐1 Trading Plan must be Pre‐Cleared and approved by the Company’s Chief Legal Officer or their delegate prior to it being implemented (or, for any 10b5‐1 Trading Plan for the Company’s Chief Legal Officer, the Company’s Corporate Secretary must pre-clear and approve any such plan prior to it being implemented).
•You are required to use the Form of 10b5‐1 Agreement with Morgan Stanley (available from the Legal Department upon request). The Company retains the right to require the inclusion of additional provisions in your 10b5‐1 Trading Plan designed to protect you and the Company, whether before or after the date of initial approval of such plan by the Chief Legal Officer or their delegate.
•You are required to provide a certification to the Company that you are not aware of Material Nonpublic Information and your 10b5‐1 Trading Plan is being adopted in good faith and not as part of a plan to evade the prohibition against insider trading.

2.Waiting Periods

•All 10b5-1 Trading Plans will be subject to the following mandatory cooling-off periods, as required under Rule 10b5-1:
oIf you are a Section 16 Executive Group person, purchases and sales under your 10b5-1 Trading Plan are subject to a cooling-off period (a “Executive Officer Cooling-off Period”) which is the later of (i) 90 days following the adoption of your 10b5-1 Trading Plan, and (ii) two business days following the filing of the 10-K or 10-Q covering the period in which the 10b5-1 Trading Plan is adopted, subject to a maximum of 120 days after adoption.
oIf you are an employee that is not a Section 16 Executive Group person, purchases and sales under your 10b5-1 Trading Plan are subject to a cooling-off period of 30 days following adoption of your 10b5-1 Trading Plan (a “Non-Executive Officer Cooling-off Period”).
•Note, transactions effected pursuant to a Pre‐Cleared and approved 10b5‐1 Trading Plan will not require further Pre‐Clearance at the time of the transaction(s) through the GECS site or from the Company’s Corporate Secretary, each as referenced above.

3.Termination, Modification & Suspension

•You may not terminate a 10b5‐1 Trading Plan once it has been established unless you obtain the express written approval of the Chief Executive Officer and Chief Legal Officer (or, if in relation to the 10b5‐1 Trading Plan of the Chief Executive Officer or Chief Legal Officer, the Chair of the Compensation and Leadership Development Committee of the Board (the “CLDC”), which approval will only be granted on an exception basis.

•Frequent terminations are discouraged as they may call into question whether you are acting in good faith under Rule 10b5-1.
•You may not modify or suspend a 10b5‐1 Trading Plan once it has been established unless (i) you do so during an open window when you are not in possession of Material Nonpublic Information and (ii) you obtain the express written approval of the Chief Executive Officer and Chief Legal Officer (or, if in relation to the 10b5‐1 Trading Plan of the Chief Executive Officer or Chief Legal Officer, the Chair of the CLDC), which approval will only be granted on an exception basis.
•Pursuant to Rule 10b5-1, any modification or change to the amount, price, or timing of the purchase or sale of the securities underlying a 10b5-1 plan is a termination of such plan, and the adoption of a new plan. Accordingly, if a modification to your 10b5-1 Trading Plan results in a termination of such plan pursuant to Rule 10b5-1, your existing plan will be terminated and a new plan will be adopted that is subject to the applicable Executive Officer Cooling-off Period or Non-Executive Officer Cooling-off Period described above.

4.Additional Transactions

•During the term of your 10b5-1 Trading Plan, any trades of Company securities outside of your 10b5‐1 Trading Plan are prohibited.
•The adoption of multiple, overlapping 10b5-1 Trading Plans by a single individual is not permitted, except that (i) an individual may initiate a new plan so long as transactions under the later-commencing plan are not authorized to begin until all transactions under the earlier-commencing plan are completed or expire (and are not modified or terminated), and (ii) a plan will not count towards this limit it if it is a “sell-to-cover plan” (x) that only authorizes sales of securities as necessary to satisfy tax withholding obligations arising solely from the vesting of limited types of compensatory awards (not including options) and (y) the individual is not permitted to exercise control over timing of sales under such plan.

5.Compliance & Reporting

•You must, in all cases, abide by the terms of your established 10b5‐1 Trading Plan as long as it remains in effect.
•As required by Item 408(a) of Regulation S-K, if you are a Section 16 Executive Group person and you adopt a 10b5-1 Trading Plan or terminate a 10b5-1 Trading Plan (including any modification that results in a termination, as described above), the Company will disclose in the 10-Q or 10-K for the period in which you adopt or terminate your plan all material terms of your plan (including your identity), other than terms with respect to the price at which securities may be purchased or sold under your plan.
•As a Section 16 Executive Group person, you must report each trade under such 10b5‐1 Trading Plan to the Company immediately after it is made. Consequently, Morgan Stanley as your broker will be required to notify the Company of each trade under your 10b5‐1 Trading Plan to ensure accurate reporting in your SEC filings.
•The Company will monitor your compliance with the terms of your 10b5‐1 Trading Plan and applicable Company policies. The Company also retains the right to request documents and other information from you, your broker, any administrator or agent of the Company, or others to confirm your compliance with the requirements of applicable

Company policies, as well as your compliance with all applicable laws in connection with the establishment and ongoing use of a 10b5‐1 Trading Plan. In entering into an approved 10b5‐1 Trading Plan, you are deemed to have agreed to provide this information to the Company at its request and to its ability to access this information without your subsequent consent or knowledge.

Note that the approval or adoption of a 10b5‐1 Trading Plan in no way reduces or eliminates your obligations under Section 16 or Rule 10b‐5 of the Exchange Act or other federal, state and non‐U.S. laws. In the event of a charge of “insider trading” under the U.S. federal securities laws, even if your 10b5‐1 Trading Plan has been approved by the Company, you must still prove that you complied with the requirements of Rule 10b5‐1. Also, compliance with Rule 10b5‐1 does not prevent someone from bringing a claim, nor does it prevent the media or an analyst from reporting any sales or purchases you make, and as a result, there is still reputational risk for you and the Company associated with trading under these plans.

In addition, the affirmative defense of trading under a pre‐established 10b5‐1 trading plan is not available where the trading plan was entered into as part of a plan or scheme to evade applicable securities laws. As with other rules under the securities laws, judgments about a person’s good faith and overall compliance with the legislation will be made viewing circumstances in hindsight.

C.Transactions Pursuant to a Grantor Retained Annuity Trust

A grantor retained annuity trust (a “GRAT”) allows individuals to place property in trust and, subject to an interest factor, pass the increase in value over the GRAT term to donees with minimal or no gift or estate tax. The Company allows Section 16 Executive Group persons to establish GRATs that are funded with Company securities, subject to the requirements of this policy and all applicable Company policies, as well as applicable Stock Ownership Guidelines.

If you decide to establish a GRAT, in addition to all applicable Company policies, the following restrictions and limitations apply:

1.Establishment & Term

•Your GRAT must be expressly approved in writing by the Company’s Chief Legal Officer or their delegate prior to it being implemented (or, for any GRAT for the Company’s Chief Legal Officer, the Company’s Corporate Secretary must Pre-Clear and approve any such GRAT prior to it being implemented).
•The Company retains the right to require the inclusion of certain provisions in your GRAT designed to protect you and the Company, whether before or after the date of initial approval of such GRAT by the Chief Legal Officer or their delegate.

2.Compliance & Reporting

•You must, in all cases, abide by the terms of your established GRAT as long as it remains in effect.
•As a Section 16 Executive Group person, you or your broker must report to the Company each transfer of Company securities, or any other assets, to or from your GRAT immediately after such transfer is made, to ensure accurate reporting in your SEC filings. While initial contributions of Company securities made by you to the GRAT and fixed annuity payments in the form of Company securities made by the GRAT to you will likely not trigger Section 16 reporting obligations, you still must report such transfers to the Company.
•The Company will monitor your compliance with the terms of your GRAT and applicable Company policies. The Company also retains the right to request documents and other information from you, your broker, any administrator or agent of the Company, or others to confirm your compliance with the requirements of applicable Company policies, as well as your compliance with all applicable laws in connection with the establishment and ongoing use of a GRAT. In entering into an approved GRAT, you are deemed to have agreed to provide this information to the Company at its request and to its ability to access this information without your subsequent consent or knowledge.

Note that the approval or adoption of a GRAT in no way reduces or eliminates your obligations under Section 16 or Rule 10b‐5 of the Exchange Act or other federal, state and non‐U.S. laws.

D.Section 16(a) – Reporting for Section 16 Executive Group Persons

The Exchange Act requires Section 16 Executive Group persons (as well as the Company’s directors) to file reports with the SEC and the Company as to holdings and transactions in Company securities. The reporting and liability provisions of Section 16 will apply to those securities in which the Section 16 Executive Group person has or shares a direct or indirect pecuniary interest. “Pecuniary interest” is defined as “the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.”

An individual may have an indirect pecuniary interest in securities held by a Related Person (please see above under “Who is Covered by This Policy”). The SEC has adopted rules governing the application of these principles to specific cases and you should review with the Legal Department any of the indirect ownership relationships described above which may be applicable to you.

Any questions as to whether you are within the scope of Section 16 or about your obligation to file Section 16 forms should be referred to the Legal Department.

E.Section 16 Forms

Securities as to which an individual has a direct or indirect pecuniary interest, under the rules referred to above, must be reported on the Section 16 forms described below. The Legal Department, in conjunction with the Executive Compensation Department, will assist you in the preparation and filing of these forms.

The SEC requires that all Section 16 forms be filed electronically, and all completed Section 16 forms are made public on the Internet by the SEC. Companies must make all Section 16 Forms available on their corporate websites no later than the end of the business day following the day of filing with the SEC.

1.SEC Form 3

SEC Form 3 is an initial report of a Section 16 Executive Group person’s holdings in Company securities. Section 16 Executive Group persons must file a report on SEC Form 3 within 10 days after becoming subject to Section 16. The Legal Department, in conjunction with the Executive Compensation

Department, will prepare an SEC Form 3 for a senior officer who is subject to Section 16 upon submission by such individual of information as to his or her holdings in Company securities.

2.SEC Form 4

A Section 16 Executive Group person must report on SEC Form 4 all subsequent acquisitions or dispositions of Company securities by 10 p.m. Eastern time on the second business day following the date on which the transaction is executed. The Legal Department, in conjunction with the Executive Compensation Department, will prepare an SEC Form 4 for all Section 16 Executive Group persons based upon advice from the individual that he or she has engaged in securities transactions. Please note that the two business‐day filing deadline is generally triggered by the trade date, rather than the settlement date, of a transaction. Thus, it is essential that Section 16 Executive Group persons promptly advise the Legal Department of the details of their transactions.

It is the Company’s policy to file on an SEC Form 4 even those transactions that may be eligible for reporting on SEC Form 5 (as described below) in order to avoid inadvertently overlooking the otherwise‐required filing on SEC Form 5 after the end of the calendar year.

Some examples of the types of transactions that must be reported on SEC Form 4 either in accordance with Section 16 rules or this policy are:

•acquisition or disposition of shares in the open market or in private purchases and sales;

•grant of stock options or restricted stock under the 2019 Stock Incentive Plan;

•exercise of an option under the 2019 Stock Incentive Plan;

•withholding of shares to satisfy taxes due in connection with an option exercise or the vesting of restricted stock;

•delivery of previously owned shares to pay the exercise price of an option or withholding taxes due in connection with the exercise of an option;

•the crediting to a “deferred stock account” of a Section 16 Executive Group person of shares to be issued and delivered in the future; and

•gifts of shares, including transfers to family trusts or other estate planning vehicles.

3.SEC Form 5

SEC Form 5 is an annual filing permitted for a very limited number of transactions, including gifts, that are not required to be reported currently on SEC Form 4. Any transaction eligible for reporting on Form 5 may optionally be reported earlier on SEC Form 4. As noted above, it is the policy of the Company to make all filings on SEC Form 4 to avoid inadvertently overlooking filings; accordingly, there should be no need to use an SEC Form 5. Throughout this memorandum, all filing references are therefore to SEC Form 4 even when the rules of the SEC would permit a filing on SEC Form 5.

F.Application of Section 16(a) Reporting Requirements to Plans

1. 2019 Stock Incentive Plan

a)Stock Options

The granting of stock options under the 2019 Stock Incentive Plan must be reported on SEC Form 4. The exercise of such options (including any related share tendering or share withholding in connection with the payment of the purchase price or the payment of taxes upon exercise) must also be reported on SEC Form 4, as must any sale of the underlying shares.

b)Restricted Stock

The granting of restricted stock, as well as any forfeiture or sale of such shares, must each be reported on SEC Form 4. The vesting of shares previously awarded need not be reported.

c)Performance Shares/Units

The granting of a performance share/unit award, as well as any forfeiture of such shares prior to attainment of the performance criteria or the vesting of shares for which performance criteria have already been satisfied, generally would not be reported. The satisfaction of performance criteria for unvested shares, as well as the sale of vested shares, generally must be reported on SEC Form 4.

2. 401(k) Savings and Profit Sharing Plan (“SPSP”)

Acquisitions of Company stock pursuant to the periodic payroll deductions under the SPSP are generally exempt from the reporting requirements of Section 16. Instead, when a Section 16 Executive Group person is otherwise required to file an SEC Form 4, the Section 16 Executive Group person should update the total holdings column on the SEC Form 4 to add any shares acquired under the SPSP since the date of the last ownership report.

Exceptions to this general exemption arise for “Discretionary Transactions” by Section 16 Executive Group persons. An election to transfer amounts between the S&P Global stock fund within the SPSP and another plan fund (whether the transaction results in a transfer into or out of the stock fund) would constitute a Discretionary Transaction that would be required to be reported on SEC Form 4.

3.Employee Stock Purchase Plan

It is recommended that Section 16 Executive Group persons not participate in the Employee Stock Purchase Plan administered by Computershare, because Computershare makes continuing acquisitions of Company securities for the account of the participants.

4.Gifts and Bequests

The Company’s policy is to require the reporting of gifts and bequests of Company stock on SEC Form 4.

5.Dividend Reinvestments

The acquisition of Company common stock by means of the reinvestment of dividends is exempt from reporting. However, subsequent SEC Forms 4, which list the aggregate holdings of a Section 16 Executive Group person, must reflect the increase in such holdings arising from such reinvestments.

G.Disclosure of Noncompliance; Penalties

The SEC requires disclosure in the Company’s proxy statement of filing delinquencies by a Section 16 Executive Group person during the preceding fiscal year. The disclosure must name such Section 16 Executive Group person and set forth the number of transactions not reported on a timely basis, as well as any known failure to file a required form. In addition, late or insufficient disclosure can subject the Section 16 Executive Group person and the Company to SEC administrative proceedings and possible civil fines.

H.Section 16(b) – Purchases and Sales Within a Six‐Month Period

In addition to compliance with the reporting requirements under Section 16(a) of the Exchange Act described above, you must also avoid the short‐swing profit liability provisions of Section 16(b) of the Exchange Act. Section 16(b) was originally enacted to address concerns over unfair insider trading. Under Section 16(b), you are required to pay to the Company (and the Company is obligated to recover from you) any “profit” realized through any non‐exempt purchase and sale, or sale and purchase, by you of Company securities within any six‐month period. The six‐month period refers to any period within six months either before or after the opposite transaction. Any Company shareholder may bring a legal action to recover such “profit” for the Company if the Company does not act to seek such recovery from the offending Section 16 Executive Group person. This is commonly referred to as Section 16(b) short‐swing profit or windfall profit liability. The SEC and the courts interpret Section 16(b) literally, irrespective of the good faith of the Section 16 Executive Group person or the lack of undisclosed material information, on the grounds that it is a strict liability provision.

The measure of profit recoverable by the Company under Section 16(b) is the difference between the lowest price paid on any purchase and the highest price received on any sale which occurs within a six‐month period (recovery may be required even though you suffer a net loss with respect to all transactions during such six‐month period).

The SEC’s broad definition of beneficial ownership and the application of the pecuniary interest standard (including to securities held by family members, as described above) applies to these trading restrictions. A disclaimer of beneficial ownership or pecuniary interest on SEC Forms 3 or 4 does not automatically protect you from short‐swing profit liability.

The terms “purchase” and “sale” are given very broad interpretations. Several exemptions from what constitutes a “purchase” or a “sale” and other special considerations apply, however, and the Company has designed and implemented its incentive compensation and benefit plans to obtain as many of these exemptions as possible. The operation of these rules is demonstrated in the following contexts:

1. 2019 Stock Incentive Plan

a)Stock Options

With respect to short‐swing profit recovery for stock options, the granting of a stock option under the 2019 Stock Incentive Plan, as well as the exercise of such stock option, is deemed to be an “exempt” (non‐matchable) purchase for purposes of the short‐swing profit liability rules. However, the sale of the underlying stock (other than to the Company) subsequent to exercise is deemed to be a “non‐exempt” (matchable) sale for purposes of the short‐swing profit liability rules.

b)Restricted Stock

The granting of restricted stock generally will be considered an “exempt” (non‐ matchable) purchase and the sale of such stock (other than to the Company) will be considered a “non‐exempt” (matchable) sale for purposes of the short‐swing profit liability rules. The vesting of previously awarded restricted stock is not considered a “purchase” for purposes of the short‐swing profit liability rules.

c)Performance Share Units

The granting of a performance share/unit award is generally not considered a “purchase” for purposes of the short‐swing profit liability rules. Instead, the acquisition is generally deemed to occur when the performance criteria are attained; this acquisition, however, should generally be considered an “exempt” (non‐matchable) purchase. If shares issued upon attainment of the performance criteria are subject to an additional vesting requirement based on continued service with the Company, the vesting of the shares is not considered to be an additional “purchase.” The sale of the shares (other than to the Company) will generally be considered a “non‐exempt” (matchable) sale for purposes of the short‐swing profit liability rules.

2.SPSP

Most transactions under the SPSP are exempt from short‐swing profit liability. However, as discussed above, intra‐plan transfers into or out of the S&P Global stock fund are generally deemed to be Discretionary Transactions. Such Discretionary Transactions are exempt from short‐swing profit liability only if the transaction occurs at least six months after the last election to engage in an “opposite way” Discretionary Transaction in the Plan or in any other plan of the issuer (i.e., a previous acquisition if the transaction to be exempted is a disposition, and vice‐versa).

3.Employee Stock Purchase Plan

For the reasons stated above, it is recommended that Section 16 Executive Group persons not make acquisitions under the Employee Stock Purchase Plan.

4.Gifts/Bequests

Gifts and bequests generally are treated as exempt (“non‐matchable”) acquisitions (if the Section 16 Executive Group person is the beneficiary of the gift) or dispositions (if the Section 16 Executive Group person is the donor) for purposes of short‐swing profit liability. However, in some instances the SEC’s definition of “gift” has been very narrow, so any contemplated transaction of this type or with respect to bequests should be carefully analyzed in advance. Furthermore, as discussed above, gift and bequest transactions will, in any event, be required to be reported on SEC Form 4 under this policy.

In view of the foregoing, before entering into transactions of any nature with respect to the Company’s securities within six months of any other transaction (including transactions which involve your spouse, your minor child, any relative living in your home, or anyone else whose shares you may be deemed to own beneficially), you should carefully consider whether the federal securities laws may apply and, of course, seek advice from the Legal Department. You are in any event required to Pre‐Clear all transactions with the Legal Department as discussed in Part I.B. of this memorandum.

I.Sales Requiring Compliance with Rule 144

All Section 16 Executive Group persons may be deemed to be “affiliates” under the federal securities laws and are therefore required to sell Company securities only in compliance with Rule 144 under the Securities Act. This includes securities purchased in the open market, acquired through the exercise of stock options or obtained by way of grant of restricted stock.

In brief, the restrictions of Rule 144 are as follows:

•If within any three‐month period the proceeds of sales exceed $50,000 or more than 5,000 shares are sold, the Section 16 Executive Group person must file three copies of a Notice of Proposed Sale on Form 144 with the SEC concurrently with placing the sale order with a broker. The Legal Department will assist you in the preparation of this Form.

•Rule 144 sales must be made through a broker, who has certain obligations with respect to the manner of sale.

•The volume limit on the number of shares which can be sold under Rule 144 during any three‐month period is calculated upon the greater of 1% of the total number of shares of Company common stock outstanding or the average weekly trading volume on all national securities exchanges during the preceding four weeks. Certain persons must aggregate their sales (for example, donors must aggregate with donees, pledgors with pledgees).

•For “restricted” (i.e., unregistered) securities only, a six‐month holding period is required before the securities may be sold, even under Rule 144. The definition of “restricted securities” for Rule 144 purposes is distinct from, and is unrelated to, the concept of “restricted stock” under the 2019 Stock Incentive Plan.

•Persons (charitable institutions as well as individuals) who receive Company securities as gifts from “affiliates” (such gift recipients are referred to as donees) may be required to sell these securities in compliance with Rule 144 for a limited period following the completion of the gift.

If a proposed sale by you or your donee must comply with Rule 144, please contact the Legal Department for the form letter of representations and warranties which must be signed by you and copies of the Notice of Proposed Sale on Form 144 which must be completed by you and filed with the SEC. Your brokerage firm probably will require that you also sign their form letter. One copy of each signed form should be furnished to the Legal Department.